BLACKBURN & STOLL, LC Attorneys at Law 257 East 200 South, Suite 800 Salt Lake City, Utah 84111	EXHIBIT 5.1 Telephone (801) 521-7900 Fax (801) 521-7965
May 22, 2007

Green Plains Renewable Energy, Inc.

4124 Airport Road

Shenandoah, Iowa 51601

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Green Plains Renewable Energy, Inc. (the “Company”) in the preparation of a Registration Statement on Form S-8 filed to be filed on or about May 22, 2007, to which this opinion is attached as Exhibit 5.1 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to up to 1,000,000 shares (the "Shares") of common stock of the Company, par value $.001 per share, issuable under the 2007 Equity Compensation Plan (the “Plan”).

This opinion is an exhibit to the Registration Statement, and is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "1933 Act").

In that capacity, we have reviewed the Registration Statement, the Plan and other documents, corporate records, certificates, and other instruments for purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof. As to any facts material to the opinions expressed herein, we have, to the extent we deemed appropriate, relied upon statements and representations of officers and other representatives of the Company and others.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

The law covered by the opinion expressed herein is limited to the Iowa Business Corporation Act and Iowa state contract law, and we do not express any opinion herein concerning any other law. It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

Upon the issuance, payment for and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable securities of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

In rendering this opinion, we have assumed that the certificates representing the Shares will conform to the form of specimen examined by us and such certificates will be duly executed and delivered by the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Blackburn & Stoll, LC

BLACKBURN & STOLL, LC

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